		Exhibit 99(a)
HSBC Finance Corporation
Household Home Equity Loan Trust 2002-4

Original Principal
Class A	$846,640,000.00

Number of Notes (000's)
Class A	846,640

		2004 Totals

Class A
Class A Principal Distributions	237,517,306.86
Class A Interest Distributions	6,190,834.06